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                                                            Exhibit (c)(3)



                                 March 24, 1999




PLATINUM TECHNOLOGY International, INC.
1815 South Meyers Road
Oakbrook Terrace, Illinois 60181

Attention:  President

Dear Sir:

         PLATINUM TECHNOLOGY International, INC., a Delaware corporation ("PLATINUM"), and Computer Associates International, Inc., a Delaware corporation ("Company"), are engaged in discussions with respect to a possible transaction between PLATINUM and Company (a "Transaction"), and during the course of such discussions, PLATINUM and Company may each disclose and make available to the other certain information concerning its business, financial condition, operations, assets and liabilities (collectively, the "Confidential Information"). Subject to paragraph 4 below, the term "Confidential Information" shall include all information concerning PLATINUM and Company (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication, whether written, oral, electronic or other) which is furnished hereunder to a party or its Representatives now or in the future by or on behalf of the disclosing party, and shall also include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto. As a condition to being furnished with the Confidential Information, each of PLATINUM and Company agree as follows:


         1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. (a) Each of PLATINUM and Company shall (i) use the Confidential Information obtained from the other solely for the purpose of evaluating a possible Transaction involving PLATINUM and Company and for no other purpose (competitive or otherwise); (ii) not disclose the Confidential Information to any third party, except for disclosures to its directors, executive officers, employees and representatives and advisors (such as independent accountants and attorneys) acting on its behalf (collectively, its "Representatives") who need to know such information for the purpose of evaluating a possible Transaction involving PLATINUM and Company;
(iii) inform its Representatives of the confidential nature of the Confidential Information and direct its Representatives to treat the Confidential Information confidentially; (iv) take all additional precautions reasonably necessary to prevent the disclosure of the Confidential Information by its Representatives to any third party; and (v) be responsible for any breach of this Agreement


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by its Representatives.

         (b) If either party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that such party will provide the other party with prompt notice of such request so that such other party may seek an appropriate protective order and/or waive the notifying party's compliance with the provisions of this Agreement. If in the absence of a protective order, either party is nonetheless compelled to disclose Confidential Information, such party may disclose only that portion of such information that such party is advised by a written opinion of counsel is legally required without liability hereunder; provided, however, that such party gives to the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon such other party's request, uses reasonable efforts (at the other party's expense) to obtain assurances that confidential treatment will be accorded to such information.

         2. NON-DISCLOSURE OF NEGOTIATIONS OR AGREEMENTS. Neither PLATINUM nor Company shall, and each of PLATINUM and Company shall direct its Representatives not to, disclose to any third party the existence, status or terms of any discussions, negotiations or agreements between them, without obtaining the prior consent of the other party, provided that a party may make such disclosure after the signing of a definitive agreement for a Transaction if, in the reasonable opinion of outside counsel for such party, such disclosure is required by law, regulation, exchange rule or Nasdaq National Market requirement.

         3. OWNERSHIP OF CONFIDENTIAL INFORMATION. All written Confidential Information delivered by one party hereto to the other party pursuant to this Agreement shall be and remain the property of the delivering party, and upon the written request of the delivering party, the receiving party shall (i) promptly return the Confidential Information delivered to it and shall not retain any copies or other reproductions or extracts thereof, (ii) destroy or have destroyed all memoranda, notes, reports and documents and all copies and other reproductions and extracts thereof prepared by the receiving party or others in connection with its review of the Confidential Information and (iii) provide a certificate to the delivering party certifying that the foregoing materials have, in fact, been destroyed or returned, signed by an authorized offer supervising such destruction or return.

         4. INFORMATION NOT DEEMED CONFIDENTIAL INFORMATION. The term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Agreement; (ii) was available on a non-confidential basis prior to disclosure to the receiving party pursuant to this Agreement; or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the delivering party or its Representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with such delivering party or its Representatives.

         5. NO WARRANTY. Neither PLATINUM nor Company makes any representation or warranty as to the accuracy and completeness of any Confidential Information provided by it,


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and no liability shall result to the delivering party from its use, except as set forth in a definitive agreement for a Transaction. Only the representations and warranties that are made in a definitive agreement for a Transaction, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. It is understood that the Confidential Information is not being furnished for use in an offer or sale of securities of either party and is not designed to satisfy the requirements of federal or state securities law in connection with any offer or sale of such securities.

         6. NO AGREEMENT. Unless a definitive agreement regarding a Transaction between PLATINUM and Company has been executed and delivered, neither Company nor PLATINUM will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Each party further acknowledges and agrees that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction between PLATINUM and Company, and to terminate discussions and negotiations with the other party at any time.

         7. DUE DILIGENCE CONTACTS. It is understood that each party will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed by either party, all (i) communications regarding a possible Transaction,
(ii) requests for additional information, (iii) requests for facility tours or management meetings, or (iv) discussions or questions regarding procedures, will be submitted or directed solely to the following designated persons for the other party:

                  for PLATINUM:     Larry Freedman
                                    Michael Cullinane; and

                  for Company:      Charles McWade
                                    Steven M. Woghin

         8. NON-PUBLIC INFORMATION; TRADING IN SECURITIES. Each of PLATINUM and Company has outstanding publicly-held securities and acknowledges that (i) the Confidential Information may contain material non-public information, and (ii) the negotiations and status of negotiations between the parties may constitute material non-public information. Each of the parties acknowledges that it is (i) aware, and has advised or will advise its Representatives, that the United States securities laws prohibit any person in possession of material non-public information about a company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and each of PLATINUM and Company agrees that it will neither use nor permit any of its Representatives to use any Confidential Information in violation of such Act or rules or regulations, including, without limitation, Rules 10b-5 and 14e-3. Each of PLATINUM and Company agrees to take all reasonable precautions to prevent any trading in securities of PLATINUM and Company by their respective officers, directors, employees


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and agents having knowledge of any proposed transaction between the parties until the proposed transaction has been sufficiently publicly disclosed.

         9. PURPOSE AND USE OF CONFIDENTIAL INFORMATION. PLATINUM and Company understand and agree that the Confidential Information shall be used solely for the purpose of evaluating a potential business transaction and not to affect, in any way, either party's relative competitive position to the other party, and that only information reasonably necessary to evaluate a proposed transaction shall be disclosed or exchanged.

         10. NO WAIVER. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder. Any waiver of a breach hereof shall be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

         11. REMEDIES. It is understood and agreed that either party will suffer irreparable harm if this agreement is breached by the other party or its Representatives, including without limitation a breach of paragraph 2 or 7 by the other party or its Representatives which would result in significant and material damages to the non-breaching party. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by either party or its Representatives and that the non-breaching party shall be entitled to equitable relief, including specific performance and injunction, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by either party or its Representatives, but shall be in addition to all other remedies available at law or in equity to the non-breaching party.

         12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal law of, and not the choice of law provisions or law of conflicts of, the State of Delaware.

         13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.


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         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between PLATINUM and Company.

                                         COMPUTER ASSOCIATES INTERNATIONAL, INC.


                                         By: /s/ Charles McWade
                                             --------------------
                                         Name: Charles McWade
                                         Title: Senior Vice President


Accepted and agreed:

PLATINUM TECHNOLOGY INTERNATIONAL, INC.


By: /s/ Larry S. Freedman
    -----------------------------------
Name: Larry S. Freedman
     ----------------------------------
Title: Senior Vice President and
         General Counsel
      ---------------------------------

Dated: March 24, 1999




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